AMENDMENT NUMBER THREE
TO THE GOODRICH CORPORATION OUTSIDE DIRECTOR
PHANTOM SHARE PLAN
(Approved By the Board of Directors on July 24, 2007)
          THIS AMENDMENT is made this 24th day of July, 2007 by Goodrich Corporation (hereinafter referred to as the “Company”);
WITNESSETH
          WHEREAS, the Company maintains the Goodrich Corporation Outside Director Phantom Share Plan, as approved by the Board of Directors on December 7, 2004 (hereinafter referred to as the “Plan”); and
          WHEREAS, pursuant to Paragraph 7 of the Plan, the Board of Directors of the Company has maintained the right to amend the Plan from time to time; and
          WHEREAS, the Board of Directors of the Company has taken action authorizing this Amendment to the Plan;
          NOW, THEREFORE, effective July 1, 2007, paragraph 6(b) of the Plan is hereby deleted and the following inserted in lieu thereof:
(b)	Phantom Share Awards. On each Board Service Anniversary Date, each Outside Director shall receive an annual grant of Phantom Shares (each, a “Phantom Share Award”), equal in number to (i) $90,000, divided by (ii) the Fair Market Value of a Share of Common Stock on such date. On July 1, 2007, each Outside Director shall receive a one time annual grant of Phantom Shares (each, a “Phantom Share Award”) equal in number to (i) $15,000, divided by (ii) the Fair Market Value of a Share of Common Stock on August 1, 2007. All Phantom Shares awarded under the Plan shall be fully vested on the date of grant.

          IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed as of the day and year first above written.

GOODRICH CORPORATION
By:
Title:

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